Interactive Intelligence Reports Fourth-Quarter and Full Year 2013 Financial Results

-	2013 total orders up 30 percent year-over-year.
-	Cloud-based orders for 2013 up 87 percent year-over-year.
-	Cloud-based orders in 2013 were 50 percent of total orders, up from 35 percent in 2012.
-	Total 2013 revenues up 34 percent year-over-year to $318.2 million.
-	Deferred and unbilled future cloud-based revenues up 65 percent year-over-year.

INDIANAPOLIS,  Jan. 29, 2014 -- Interactive Intelligence Group Inc. (Nasdaq: ININ), a global provider of software and services designed to improve the customer experience, has announced financial results for the fourth quarter and full year ended Dec. 31, 2013.

“2013 was an excellent year for Interactive intelligence,” said Interactive Intelligence founder and CEO, Dr. Donald Brown. “We significantly increased orders, revenues, earnings and cash, while continuing to gain share and recognition in the contact center market. More than ever, many of the world’s largest companies are turning to us to deliver solutions that optimize the customer experience.”

Brown added, “Looking forward, we are very optimistic about our position in the marketplace based on the breadth and strength of our offering. We remain committed to innovation, and plan to continue investing in research and development, as well as in our sales infrastructure. Based on our strong global pipeline of opportunities, we’re expecting 2014 total order growth of 20 percent or more, which is on top of our better-than-expected 2013 order growth of 30 percent. In addition, we anticipate cloud-based total order growth to outpace that number, and to represent approximately 55 to 60 percent of total 2014 orders.”

Fourth-Quarter 2013 Financial Highlights:

-

Revenues:  Total revenues for the fourth quarter were $90.8 million, up 29 percent from the 2012 fourth quarter. Recurring revenues, including support fees from on-premises license agreements and fees from cloud-based customers increased 25 percent to $41.5 million and accounted for 46 percent of total revenues. Cloud-based revenues increased 61 percent to $10.6 million. Product revenues were $34.9 million, and services revenues were $14.4 million, compared to $27.2 million and $10.2 million, respectively, in the fourth quarter of 2012.

-

Orders: Cloud-based orders comprised 47 percent of total orders in the fourth quarter, up from 39 percent of total orders during the same period last year. Total orders for the fourth quarter decreased by 15 percent year-over-year due to the comparison to an exceptionally strong 2012 fourth quarter. The company signed 63 contracts over $250,000, including 15 over $1.0 million, compared to 68 orders over $250,000, including 19 over $1.0 million in the same quarter last year.

-

Total Deferred Revenues: Deferred revenues increased to $116.0 million, up from $91.9 million as of Dec. 31, 2012. In addition, the amount of unbilled future cloud-based revenues increased to $184.2 million from $89.6 million at the end of the fourth quarter of 2012. The combination of deferred revenues and future cloud-based revenues was $300.0 million, up 65 percent from $181.5 million as of Dec. 31, 2012.

-

Operating Income: GAAP operating income was $6.5 million for the fourth quarter, compared to $3.5 million in the fourth quarter of 2012. Non-GAAP* operating income was $9.3 million for the fourth quarter of 2013, with a non-GAAP operating margin of 10.2 percent, compared to $5.9 million and a non-GAAP operating margin of 8.4 percent in the fourth quarter of 2012. Both GAAP and non-GAAP operating income during the fourth quarter of 2013 include a $1.8 million reduction of expense related to the capitalization of development costs for internal use software as Interactive Intelligence continues to develop its cloud offering.

-	Income Taxes: Income tax expense for the fourth quarter was $2.9 million and resulted in an annual effective rate of 27 percent.

-

Net Income: GAAP net income for the fourth quarter was $3.5 million, or $0.17 per diluted share based on 21.4 million weighted average diluted shares outstanding. This compares to GAAP net income for the same quarter in 2012 of $2.3 million, or $0.11 per diluted share based on 20.3 million weighted average diluted shares outstanding.

Non-GAAP net income for the fourth quarter was $5.6 million, or $0.26 per diluted share. This compares to non-GAAP net income of $5.7 million, or $0.28 per diluted share for the same quarter in 2012.

-	Cash, Cash Equivalents and Investments: Cash, cash equivalents and investments totaled $107.8 million as of Dec. 31, 2013, up from $80.6 at the end of 2012.

Full Year 2013 Financial Highlights:

-

Revenues:  Total revenues were $318.2 million, an increase of 34 percent over 2012. Recurring revenues increased 25 percent to $148.0 million, including cloud-based revenues, which increased 55 percent year-over-year to $34.2 million. In 2013, product revenues were $117.7 million, and services revenues were $52.6 million, compared to $88.6 million and $30.4 million, respectively, in 2012.

-

Orders: Total orders increased 30 percent in 2013 compared to 2012, with cloud-based orders up 87 percent year-over-year. The company signed 192 contracts over $250,000, which included 48 orders over $1.0 million, up from 158 and 42, respectively, in 2012. Cloud-based orders were 50 percent of total orders, up from 35 percent in 2012.

-

Operating Income: GAAP operating income in 2013 was $14.4 million, compared to $1.1 million in 2012. Non-GAAP operating income in 2013 was $26.0 million, with a non-GAAP operating margin of 8.1 percent, compared to $10.2 million and a margin of 4.3 percent in 2012. Both GAAP and non-GAAP operating income during 2013 include a $3.6 million reduction of expense related to the capitalization of development costs for internal use software as Interactive continues to develop its cloud offering.

-

Income Taxes: Income tax expense for the full year of 2013 was $3.6 million. The annual effective rate of 27 percent is lower than the expected rate, primarily as a result of research and development tax credits.

-

Net Income: GAAP net income was $9.5 million, or $0.45 per diluted share based on 21.1 million weighted average diluted shares outstanding. This compares to GAAP net income in 2012 of $906,000, or $0.04 per diluted share based on 20.2 million weighted average diluted shares outstanding.

Non-GAAP net income was $16.7 million, or $0.79 per diluted share, compared to non-GAAP net income in 2012 of $10.1 million, or $0.50 per diluted share.

-	Cash Flows: During the full year of 2013, the company generated $27.4 million in cash flow from operations, and used $20.8 million for capital expenditures and $6.1 million for internal use software.

* A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included with this press release. An explanation of these measures is also included below under the heading “Non-GAAP Measures.”

Additional Fourth-Quarter 2013 and Recent Highlights:

-	Interactive Intelligence’s cloud offering achieved the highest PCI (Payment Card Industry) Data Security Standard level of validation.

-	Interactive Intelligence’s all-in-one IP communications software suite achieved Lync 2013 qualification for interoperability with Microsoft® Lync™ Server.

-	Interactive Intelligence received Miercom's Performance Verified Certification of its contact center and unified communications software.

-	TMC’s Cloud Computing Magazine honored Interactive Intelligence with its 2013 Cloud Computing Excellence Award.

Interactive Intelligence will host a conference call today at 4:30 p.m. Eastern time (EST) featuring Dr. Brown and the company's CFO, Stephen R. Head. A live Q&A session will follow opening remarks.

To access the teleconference, please dial 1 877.324.1969 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: “Interactive Intelligence fourth-quarter earnings call.” The teleconference will also be broadcast live on the company's investor relations' page at http://investors.inin.com. An archive of the teleconference will be posted following the call.

About Interactive Intelligence

Interactive Intelligence Group Inc. (Nasdaq: ININ) is a global provider of contact center, unified communications, and business process automation software and services designed to improve the customer experience. The company’s solutions, which can be deployed via the cloud or on-premises, are ideal for industries such as financial services, insurance, outsourcers, collections and utilities. Interactive Intelligence was founded in 1994 and has more than 5,000 customers worldwide. The company is among Software Magazine’s 2013 Top 500 Global Software and Service Providers, and has received a Frost & Sullivan Company of the Year Award for the last four consecutive years. In addition, Glassdoor honored Interactive Intelligence with its 2014 Employees’ Choice Award as one of the Best Places to Work in the U.S., and Mashable ranked Interactive Intelligence second on its 2014 list of the Seven Best Tech Companies to Work For. Interactive Intelligence employs more than 1,800 people and is headquartered in Indianapolis, Indiana. The company has offices throughout North America, Latin America, Europe, Middle East, Africa and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com. Visit the company on the Web at www.inin.com; on Twitter at www.inin.com/twitter; on Facebook at www.inin.com/facebook; or on LinkedIn at www.inin.com/linkedin.

Non-GAAP Measures

The non-GAAP measures shown in this release include revenue which was not recognized on a GAAP basis due to purchase accounting adjustments, exclude non-cash stock-based compensation expense and the amortization of certain intangible assets related to acquisitions by the company, and adjust for non-GAAP income tax expense. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included with the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Stock-based compensation expense and amortization of intangibles related to acquisitions are non-cash and non-GAAP income tax expense is pro forma based on non-GAAP earnings. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company's results of operations. Further, our management believes that these non-GAAP measures improve management's and investors' ability to compare the company's financial performance with other companies in the technology industry. Because stock-based compensation expense and amortization of intangibles related to acquisitions amounts can vary significantly between companies, it is useful to compare results excluding these amounts. Our management also reviews financial statements that exclude stock-based compensation expense and amortization of intangibles amounts related to acquisitions for its internal budgets.

Forward Looking Statements

This release may contain certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability; to manage successfully its growth; to manage successfully its increasingly complex third-party relationships resulting from the software and hardware components being licensed or sold with its solutions; to maintain successful relationships with certain suppliers which may be impacted by the competition in the technology industry; to maintain successful relationships with its current and any new partners; to maintain and improve its current products; to develop new products; to protect its proprietary rights adequately; to successfully integrate acquired businesses; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

ININ-G

Contacts:

Stephen R. Head

Chief Financial Officer

Interactive Intelligence

+1 317.715.8412

steve.head@inin.com

Seth Potter

Investor Relations

ICR, Inc.

+1 646.277.1230

seth.potter@icrinc.com

Christine Holley

Senior Director of Market Communications

Interactive Intelligence

+1 317.715.8220

christine.holley@inin.com###

Interactive Intelligence Group, Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenues:
Product	$ 34,895	$ 27,207	$ 117,708	$ 88,626
Recurring	41,471	33,120	147,941	118,343
Services	14,419	10,215	52,585	30,396
Total revenues	90,785	70,542	318,234	237,365
Costs of revenues:
Costs of product	7,542	6,742	29,233	24,329
Costs of recurring	13,781	9,053	45,865	32,227
Costs of services	11,444	6,251	38,760	21,099
Amortization of intangible assets	49	58	196	163
Total costs of revenues	32,816	22,104	114,054	77,818
Gross profit	57,969	48,438	204,180	159,547
Operating expenses:
Sales and marketing	29,228	23,717	102,873	81,539
Research and development	12,357	12,386	50,397	45,682
General and administrative	9,459	8,312	34,651	29,722
Amortization of intangible assets	467	494	1,862	1,521
Total operating expenses	51,511	44,909	189,783	158,464
Operating income	6,458	3,529	14,397	1,083
Other income (expense):
Interest income, net	215	207	833	772
Other expense	(291)	(123)	(2,142)	(189)
Total other income (expense)	(76)	84	(1,309)	583
Income before income taxes	6,382	3,613	13,088	1,666
Income tax expense	2,852	1,343	3,573	760
Net income	$ 3,530	$ 2,270	$ 9,515	$ 906
Other comprehensive income:
Foreign currency translation adjustment	$ (567)	$ 129	$ (907)	$ (645)
Net unrealized investment gain (loss) - net of tax	56	(191)	(94)	163
Comprehensive income	$ 3,019	$ 2,208	$ 8,514	$ 424

Net income per share:
Basic
Diluted	$ 0.17	$ 0.12	$ 0.47	$ 0.05
	0.17	0.11	0.45	0.04

Shares used to compute net income per share:
Basic	20,360	19,367	20,033	19,241
Diluted	21,377	20,308	21,088	20,162

Interactive Intelligence Group, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Recurring revenue, as reported	$ 41,471	$ 33,120	$ 147,941	$ 118,343
Purchase accounting adjustments	10	178	202	522
Non-GAAP recurring revenue	$ 41,481	$ 33,298	$ 148,143	$ 118,865

Recurring revenue gross profit as reported	$ 27,690	$ 24,067	$ 102,076	$ 86,116
Purchase accounting adjustments	10	178	202	522
Non-cash stock-based compensation expense	218	135	806	523
Non-GAAP recurring revenue gross profit	$ 27,918	$ 24,380	$ 103,084	$ 87,161
Non-GAAP recurring revenue gross margin	67.3%	73.2%	69.6%	73.3%

Services revenue gross profit as reported	$ 2,975	$ 3,964	$ 13,825	$ 9,297
Non-cash stock-based compensation expense	60	27	245	147
Non-GAAP services revenue gross profit	$ 3,035	$ 3,991	$ 14,070	$ 9,444
Non-GAAP services revenue gross margin	21.0%	39.1%	26.8%	31.1%

Total revenue, as reported	$ 90,785	$ 70,542	$ 318,234	$ 237,365
Purchase accounting adjustments	10	178	202	522
Non-GAAP total revenue	$ 90,795	$ 70,720	$ 318,436	$ 237,887

Gross Profit	$ 57,969	$ 48,438	$ 204,180	$ 159,547
Revenue adjustments	10	178	202	522
Acquired technology	49	58	196	163
Non-cash stock-based compensation expense	278	162	1,051	670
Non-GAAP gross profit	$ 58,306	$ 48,836	$ 205,629	$ 160,902
Non-GAAP gross margin	64.2%	69.1%	64.6%	67.6%

Operating income, as reported	$ 6,458	$ 3,529	$ 14,397	$ 1,083
Purchase accounting adjustments	526	769	2,308	2,487
Non-cash stock-based compensation expense	2,291	1,650	9,247	6,677
Non-GAAP operating income	$ 9,275	$ 5,948	$ 25,952	$ 10,247
Non-GAAP operating margin	10.2%	8.4%	8.1%	4.3%

Interactive Intelligence Group, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income, as reported	$ 3,530	$ 2,270	$ 9,515	$ 906
Purchase accounting adjustments:

Increase to revenues	10	178	202	522
Reduction of operating expenses:
Customer Relationships	422	449	1,682	1,341
Technology	49	58	196	163
Non-compete agreements	45	46	180	180
Acquisition Costs	-	38	48	281
Total	526	769	2,308	2,487
Non-cash stock-based compensation expense:
Cost of recurring revenues	218	135	806	523
Cost of services revenues	60	27	245	147
Sales and marketing	663	543	3,109	2,250
Research and development	735	510	2,733	1,886
General and administrative	615	435	2,354	1,871
Total	2,291	1,650	9,247	6,677
Non-GAAP income tax expense adjustment	(765)	1,039	(4,388)	-
Non-GAAP net income	$ 5,582	$ 5,728	$ 16,682	$ 10,070

Diluted EPS, as reported	$ 0.17	$ 0.11	$ 0.45	$ 0.04
Purchase accounting adjustments	0.02	0.04	0.11	0.12
Non-cash stock-based compensation expense	0.11	0.08	0.44	0.34
Non-GAAP income tax expense adjustment	(0.04)	0.05	(0.21)	-
Non-GAAP diluted EPS	$ 0.26	$ 0.28	$ 0.79	$ 0.50

Interactive Intelligence Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31	December 31
	2013	2012
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$ 65,881	$ 45,057
Short-term investments	32,162	23,816
Accounts receivable, net	80,414	68,409
Deferred tax assets, net	23,684	16,600
Prepaid expenses	21,989	15,565
Other current assets	13,566	5,958
Total current assets	237,696	175,405
Long-term investments	9,787	11,757
Property and equipment, net	36,919	26,816
Goodwill	37,298	38,723
Intangible assets, net	20,613	22,676
Other assets, net	10,912	6,419
Total assets	$ 353,225	$ 281,796

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$ 8,727	$ 8,796
Accrued liabilities	15,162	19,608
Accrued compensation and related expenses	17,494	13,640
Deferred product revenues	10,412	5,999
Deferred services revenues	81,630	67,893
Total current liabilities	133,425	115,936
Long-term deferred revenues	23,914	18,000
Deferred tax liabilities, net	2,388	99
Other long-term liabilities	4,140	3,644
Total liabilities	163,867	137,679

Shareholders' equity:
Preferred stock	-	-
Common stock	205	194
Additional paid-in-capital	170,075	133,359
Accumulated other comprehensive loss	(1,676)	(675)
Retained earnings	20,754	11,239
Total shareholders' equity	189,358	144,117
Total liabilities and shareholders' equity	$ 353,225	$ 281,796

Interactive Intelligence Group, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Years Ended
	December 31,
	2013	2012
	(unaudited)
Operating activities:
Net income	$ 9,515	$ 906
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,664	8,547
Amortization	2,058	1,776
Other non-cash items	1,442	(906)
Stock-based compensation expense	9,247	6,677
Tax benefits from stock-based payment arrangements	(13,479)	(1,586)
Deferred income tax	(4,795)	(12,311)
Amortization (accretion) of investment premium (discount)	(37)	846
Loss on disposal of fixed assets	-	74
Changes in operating assets and liabilities:
Accounts receivable	(12,005)	(10,166)
Prepaid expenses	(6,178)	(4,490)
Other current assets	737	(975)
Accounts payable	(69)	5,072
Accrued liabilities	1,233	11,940
Accrued compensation and related expenses	3,854	4,400
Deferred product revenues	4,284	1,190
Deferred services revenues	19,645	12,850
Other assets and liabilities	259	(2,976)
Net cash provided by operating activities	27,375	20,868

Investing activities:
Sales of available-for-sale investments	26,803	58,235
Purchases of available-for-sale investments	(33,270)	(30,348)
Purchases of property and equipment	(20,758)	(15,554)
Capitalized internal use software cost	(6,112)	(862)
Acquisitions, net of cash	(725)	(22,651)
Unrealized gain on investment	34	(138)
Net cash used in investing activities	(34,028)	(11,318)

Financing activities:
Proceeds from stock options exercised	14,122	5,029
Proceeds from issuance of common stock	837	680
Tax withholding on restricted stock awards	(961)	(253)
Tax benefits from stock-based payment arrangements	13,479	1,586
Net cash provided by financing activities	27,477	7,042
Net increase in cash and cash equivalents	20,824	16,592
Cash and cash equivalents, beginning of period	45,057	28,465
Cash and cash equivalents, end of period	$ 65,881	$ 45,057

Cash paid during the period for:
Interest	$ 6	$ 5
Income taxes	882	3,213

Other non-cash item:
Purchases of property and equipment payable at end of period	413	173

Supplemental Data
(Dollars in thousands)
(unaudited)

	2012					2013
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Margins (GAAP):
Product	70.9%	69.5%	73.4%	75.2%	72.5%	71.9%	74.2%	75.5%	78.4%	75.2%
Recurring	73.8%	72.4%	72.3%	72.7%	72.8%	70.0%	70.9%	68.8%	66.8%	69.0%
Services	19.7%	22.6%	18.9%	33.5%	24.8%	31.2%	25.6%	28.9%	20.6%	26.3%
Overall	66.8%	65.2%	65.6%	67.9%	66.5%	64.6%	64.1%	64.1%	63.9%	64.2%

Year-over-year Revenue Growth (GAAP):
Product	-4.8%	-18.8%	3.3%	2.5%	-4.5%	44.0%	41.9%	20.6%	28.3%	32.8%
Recurring	31.1%	27.2%	17.9%	31.5%	26.8%	22.4%	23.6%	28.6%	25.2%	25.0%
Services	-8.4%	23.5%	34.7%	71.7%	30.0%	100.6%	96.8%	74.1%	41.2%	73.0%
Overall	10.6%	5.4%	13.7%	22.3%	13.3%	38.8%	39.2%	31.5%	28.7%	34.1%

Orders:
Over $1 million	6	8	9	19	42	8	13	12	15	48
Between $250,000 and $1 million	11	28	28	49	116	31	30	35	48	144

Number of new customers	60	67	65	110	302	74	89	67	86	316

Average new customer order:
Overall	$ 240	$ 349	$ 409	$ 623	$ 440	$ 335	$ 272	$ 503	$ 485	$ 394

Cloud-based	761	557	822	1,134	866	788	427	796	836	717